EXHIBIT 10.2

LOCK-UP AND VOTING AGREEMENT

This LOCK-UP AND VOTING AGREEMENT (this "Agreement") is dated as of April_28, 2010, by and between the undersigned holder, Key Network Holdings Limited, a company incorporated under the law of the British Virgin Island with Certificate of Incorporation registration No. of 664712 (the "KNH"), of Shares (as defined below) and Zoom Technologies, Inc., a Delaware corporation ("Zoom"). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Share Exchange Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Zoom, the KNH and other parties are entering into a Share Exchange Agreement ( the "Share Exchange Agreement"), pursuant to which KNH shall become a stockholder of Zoom;

WHEREAS, KNH owns and has sole voting power with respect to the number of shares of Common Stock, with par value US $0.01 per share, of Zoom in accordance with the Share Exchange Agreement (the "Shares"); and

WHEREAS, it is a condition to the willingness of Zoom to enter into the Share Exchange Agreement that KNH execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Zoom entering into the Share Exchange Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Zoom in connection therewith, KNH and Zoom agree as follows:

Section 1.   Restriction on Transfer.  KNH agrees not to offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, hedge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by KNH or any affiliate of KNH or any person in privity with KNH or any affiliate of KNH), directly or indirectly, any of the Shares from the period commencing on the Closing Date and expiring on the date after the six months from the Closing Date ("Lock-up Period"). Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void.

Section 2.   Representations and Warranties of KNH.   KNH represents and warrants to and agrees with Zoom as follows:

  KNH has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

  This Agreement has been duly executed and delivered by KNH, and assuming the due authorization, execution and delivery by Zoom, constitutes the valid and legally binding obligation of KNH enforceable against KNH in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws

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  of general applicability relating to or affecting creditors' rights and to general equity principles.

  The execution and delivery of this Agreement by KNH does not, and the performance by KNH of his or her obligations hereunder and the consummation by KNH of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which KNH is a party or by which KNH is bound, or, to KNH's knowledge, any statute, rule or regulation to which KNH is subject or, in the event that KNH holds any of the Shares indirectly through a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such entity; in each case, such that KNH would not be able to fulfill his or her obligations pursuant to this Agreement.

Section 3.   Covenants of KNH.   KNH covenants to and agrees with Zoom as follows:

  Upon the Closing, KNH shall act as the record or beneficial owner of the Shares, and the Shares will be so owned free and clear of any liens, security interests, charges or other encumbrances. Within the Lock-up Period, KNH shall not own, or procure to own, of record or beneficially, any Common Stock of Zoom other than the Shares. Within the Lock-up Period， KNH shall not make the Shares subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares.

  Within the Lock-up Period, KNH, in his or her capacity as a stockholder of Zoom, shall not, nor shall such KNH authorize any partner, officer, director, advisor or representative of, such KNH or any of his or her affiliates to (and, to the extent applicable to KNH, such KNH shall use reasonable best efforts to prohibit any of his or her representatives or affiliates to), (a) initiate, solicit, or knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, a proposed takeover (as defined under the Exchange Act) of Zoom ("Zoom Takeover Proposal"), (b) participate in any discussions or negotiations regarding any Zoom Takeover Proposal, or furnish, or otherwise afford access, to any person any information or data with respect to Zoom or otherwise relating to any Zoom Takeover Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to a Zoom Takeover Proposal, (d) solicit proxies or, solely in such KNH's capacity as a stockholder, become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Zoom Takeover Proposal, (e) initiate a stockholders' vote or action by consent of Zoom's stockholders with respect to a Zoom Takeover Proposal, or (f) except by reason of this Agreement, become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Zoom that takes any action in support of a Zoom Takeover Proposal.

Section 4.   Specific Performance; Remedies; Attorneys Fees.   KNH acknowledges that it is a condition to the willingness of Zoom to enter into the Share Exchange Agreement that KNH execute and deliver this Agreement and that it will be impossible to measure in money the damage to Zoom if KNH fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Zoom will not have an adequate remedy at law or in equity. Accordingly, KNH agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Zoom has an adequate remedy at law. KNH further agrees that KNH will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Zoom's seeking or obtaining such equitable relief. In addition, after providing written notification to KNH, Zoom shall have the right to inform any third party that Zoom reasonably believes to be, or to be participating with KNH or receiving from KNH assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Zoom hereunder, and that participation by any such persons with KNH in activities in violation of KNH's agreement with Zoom set forth in this Agreement may give rise to claims by Zoom against such third party.

Section 5.   Term of Agreement; Termination.   Except as otherwise provided in this Section 5, the term of this Agreement shall commence on the date hereof and shall expire upon the date after the six (6) months after the Closing. This Agreement shall be automatically terminated in the event that the Closing under the Share Exchange Agreement fail to occur or the Share Exchange Agreement being terminated. Upon termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 6.   Entire Agreement; Amendments.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 7.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.   Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Zoom Technologies, Inc. By: ____________________________ Name: Gu Lei Title: Chairman

Key Network Holdings Limited By: ____________________________ Name: Lee Kit Wah on behalf of Ram Max Group Limited